                                                                      EXHIBIT 12

                      E. I. DU PONT DE NEMOURS AND COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                          THREE MONTHS   THREE
                             ENDED      MONTHS
                           MARCH 31,     ENDED        YEARS ENDED DECEMBER 31
                              1995     MARCH 31, ------------------------------------------
                          PRO FORMA(A)   1995     1994    1993      1992      1991    1990
                          ------------ --------- ------  ------    ------    ------  ------
Net Income..............     $  867     $  959   $2,727  $  566(b) $  975(b) $1,403  $2,310
Provision for Income
 Taxes..................        701        739    1,655     392       836     1,415   1,844
Minority Interests in
 Earnings of
 Consolidated
 Subsidiaries...........          9          9       18       5        10         6       3
Adjustment for Companies
 Accounted for by the
 Equity Method..........         (4)        (4)      18      41         6        35      29
Capitalized Interest....        (38)       (38)    (143)   (194)     (194)     (197)   (161)
Amortization of
 Capitalized Interest...         39         39      154     144       101        94      84
                             ------     ------   ------  ------    ------    ------  ------
                              1,574      1,704    4,429     954     1,734     2,756   4,109
                             ------     ------   ------  ------    ------    ------  ------
FIXED CHARGES:
 Interest and Debt
  Expense-Borrowings....        235        120      559     594       643       752     773
 Adjustment for
  Companies Accounted
  for by the Equity
  Method-Interest and
  Debt Expense..........         17         17       55      42        62        11       9
 Capitalized Interest...         38         38      143     194       194       197     161
 Rental Expense
  Representative of
  Interest Factor.......         30         30      118     143       151       162     163
                             ------     ------   ------  ------    ------    ------  ------
                                320        205      875     973     1,050     1,122   1,106
                             ------     ------   ------  ------    ------    ------  ------
Total Adjusted Earnings
 Available for Payment
 of Fixed Charges.......     $1,894     $1,909   $5,304  $1,927    $2,784    $3,878  $5,215
                             ======     ======   ======  ======    ======    ======  ======
Number of Times Fixed
 Charges Are Earned.....        5.9        9.3      6.1     2.0       2.7       3.5     4.7
                             ======     ======   ======  ======    ======    ======  ======

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(a) On a pro forma basis, as if the Seagram Redemption had occurred at January
    1, 1995 (assuming that the related indebtedness had been outstanding throughout the first quarter of 1995).

(b) Income Before Extraordinary Item and Transition Effect of Accounting
    Changes.